Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2020 Results

– Base Rent Collections Strengthen to 92% Collected in the Fourth Quarter –

– New Leasing Volumes Exceed Pre-Pandemic Levels –

JERICHO, N.Y.--(BUSINESS WIRE)--February 11, 2021--Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today reported results for the fourth quarter and full year ended December 31, 2020.

Highlights:

  Collected 92% of total pro-rata base rents billed during the fourth quarter and subsequently collected 91% for the month of January.
  Reported pro-rata portfolio occupancy of 93.9%.
  Signed 92 new leases for 406,000 square feet during the fourth quarter which represents an 18% increase over the same period in 2019.
  Recognized a 6.0% increase in pro-rata rental-rate spreads on comparable spaces.
  Ended the quarter with $2.3 billion in immediate liquidity including $293 million in cash.
  Announced new resources to help small businesses access the latest round of PPP funding through Kimco’s Tenant Assistance Program (TAP).

“Thanks to Kimco’s dedicated associates and resilient portfolio, during the fourth quarter our rent collections remained strong, our leasing volume reached pre-pandemic levels and we continued our efforts to help tenants overcome the impact of COVID-19,” stated Conor Flynn, Kimco’s Chief Executive Officer. “With our predominately grocery-anchored portfolio focused on essential goods and services, we remain favorably positioned to outperform during the recovery and beyond. As we turn the corner towards relief and recovery in the months ahead, we also remember those we have lost and express our deep gratitude to the frontline workers still courageously doing their part to keep us safe.”

Financial Results

Fourth Quarter 2020

Net income available to the company’s common shareholders for the fourth quarter of 2020 was $194.9 million, or $0.45 per diluted share, compared to $92.8 million, or $0.22 per diluted share, for the fourth quarter of 2019. The year-over-year change was primarily due to:

  $148.5 million in the mark-to-market adjustment on 39.8 million common shares of Albertsons Companies, Inc. (NYSE: ACI) held by the company.
  ($21.2) million from potentially uncollectible receivables, including $9.7 million in abatements.
  ($24.5) million decrease in gains on the sales of properties, net of impairments, including those in joint ventures.
  $10.3 million associated with a $7.2 million charge for the redemption of preferred stock during the fourth quarter of 2019 resulting in $3.1 million less in preferred dividends paid during the fourth quarter of 2020.

NAREIT Funds From Operations (FFO)* was $133.0 million, or $0.31 per diluted share, compared to $151.9 million, or $0.36 per diluted share, for the fourth quarter 2019.

Full Year 2020

Net income available to the company’s common shareholders was $975.4 million, or $2.25 per diluted share, for the full year 2020 compared to $340.0 million, or $0.80 per diluted share, for the full year 2019.

NAREIT FFO was $503.7 million, or $1.17 per diluted share, for the full year 2020 compared to $608.4 million, or $1.44 per diluted share, for the full year 2019.

*A reconciliation of net income available to the company’s common shareholders to NAREIT FFO and same-property NOI is provided in the tables accompanying this press release.

Fourth Quarter 2020 Operating Results

  Pro-rata portfolio occupancy ended the quarter at 93.9% with anchor and small shop occupancy at 96.7% and 86.1%, respectively.
  The company executed a total of 247 leases totaling 1.1 million square feet. This includes 92 new leases for 406,000 square feet which represents a significant increase over the 295,000 square feet of new leases signed during the third quarter of 2020 and 344,000 square feet of new leases for the comparable period in 2019.
  Pro-rata rental-rate spreads on comparable spaces increased 6.0%, with rental rates for new leases up 6.8% and renewals/options growing by 5.6%.
  Same-property Net Operating Income (NOI)* decreased 10.5% from the fourth quarter of 2019 due primarily to a charge for potentially uncollectible accounts receivable. For the year ended December 31, 2020, same-property NOI decreased 8.0% compared to the prior year.

Capital Markets

  Ended the quarter with $2.3 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $293 million in cash and cash equivalents. In addition, Kimco held over $700 million of Albertsons common stock at the end of the quarter, subject to certain lock-up provisions.
  Kimco’s consolidated weighted-average debt maturity profile of 10.9 years remains one of the longest in the REIT industry. The company’s upcoming debt maturities in 2021 total approximately 3% of total pro-rata debt, which is the lowest level over the next seven years. This includes only $204.2 million of total pro-rata mortgage debt coming due with no unsecured debt maturities in 2021. Kimco’s next unsecured bond does not mature until November of 2022.

COVID-19 Update

  At the end of January, all of Kimco’s shopping centers were open and operational with 97% of tenants open, based on annualized base rent (ABR), including those that are operating on a limited basis.
  Kimco has collected 92% of the total pro-rata base rents billed for the fourth quarter of 2020. Subsequently, collections for total pro-rata base rents billed in January were approximately 91%.
  The company granted rent deferrals totaling 1.9% of pro-rata minimum base rent for the fourth quarter of 2020. The company continues to negotiate the payment of rents not yet collected or deferred.

Dividends

During 2020, Kimco paid cash dividends totaling $0.82 per common share. Kimco’s Board of Directors will continue to assess the impact of COVID-19 on the company’s operations and expects to establish a more normalized and well-covered dividend level based on our projection of REIT taxable income and adjusted funds from operations for 2021.

2021 Full Year Outlook

Net Income available to common shareholders (per diluted share):	$0.46 to $0.52
NAREIT FFO (per diluted share)*:	$1.18 to $1.24
*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, February 11, 2021, at 8:30 a.m. Eastern Time (ET). The call will include a review of the company’s fourth quarter and full year results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 or 1-412-317-6061 for international calls, (Passcode: 5970211).

Audio replay from the conference call will be available on Kimco Realty’s website at investors.kimcorealty.com through Tuesday, May 11, 2021.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of December 31, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31, 2020	December 31, 2019
Assets:
Real estate, net of accumulated depreciation and amortization of $2,717,114 and $2,500,053, respectively	$9,346,041	$9,209,053
Real estate under development	5,672	220,170
Investments in and advances to real estate joint ventures	590,694	578,118
Other real estate investments	117,140	194,400
Cash and cash equivalents	293,188	123,947
Marketable securities	706,954	9,353
Accounts and notes receivable, net	219,248	218,689
Operating lease right-of-use assets, net	102,369	99,125
Other assets	233,192	345,012
Total assets	$11,614,498	$10,997,867

Liabilities:
Notes payable, net	$5,044,208	$4,831,759
Mortgages and construction loan payable, net	311,272	484,008
Dividends payable	5,366	126,274
Operating lease liabilities	96,619	92,711
Other liabilities	470,995	516,265
Total liabilities	5,928,460	6,051,017
Redeemable noncontrolling interests	15,784	17,943

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20

Common stock, $.01 par value, authorized 750,000,000 shares; issued and outstanding 432,518,743 and 431,814,951 shares, respectively	4,325	4,318
Paid-in capital	5,766,511	5,765,233
Cumulative distributions in excess of net income	(162,812)	(904,679)
Total stockholders' equity	5,608,044	4,864,892
Noncontrolling interests	62,210	64,015
Total equity	5,670,254	4,928,907
Total liabilities and equity	$11,614,498	$10,997,867

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020		2019
Revenues
Revenues from rental properties, net	$266,316	$291,809	$1,044,888		$1,142,334
Management and other fee income	3,125	4,321	13,005		16,550
Total revenues	269,441	296,130	1,057,893		1,158,884
Operating expenses
Rent	(2,841)	(2,859)	(11,270)		(11,311)
Real estate taxes	(38,928)	(39,788)	(157,661)		(153,659)
Operating and maintenance	(49,846)	(48,110)	(174,038)		(171,981)
General and administrative	(20,901)	(24,646)	(93,217)		(96,942)
Impairment charges	(3,115)	(7,508)	(6,624)		(48,743)
Depreciation and amortization	(74,295)	(68,439)	(288,955)		(277,879)
Total operating expenses	(189,926)	(191,350)	(731,765)		(760,515)

Gain on sale of properties/change in control of interests	787	31,836	6,484		79,218
Operating income	80,302	136,616	332,612		477,587

Other income/(expense)
Other income, net	3,725	3,473	4,119		10,985
Gain/(loss) on marketable securities, net	150,108	(546)	594,753		829
Gain on sale of cost method investment	-	-	190,832		-
Interest expense	(45,887)	(45,757)	(186,904)		(177,395)
Early extinguishment of debt charges	-	-	(7,538)		-
Income before income taxes, net, equity in income of joint ventures, net, and equity in income from other real estate investments, net	188,248	93,786	927,874		312,006

(Provision)/benefit for income taxes, net	(496)	(263)	(978)		3,317
Equity in income of joint ventures, net	12,314	13,202	47,353		72,162
Equity in income of other real estate investments, net	1,733	3,318	28,628		26,076

Net income	201,799	110,043	1,002,877		413,561
Net income attributable to noncontrolling interests	(565)	(624)	(2,044)		(2,956)
Net income attributable to the Company	201,234	109,419	1,000,833		410,605
Preferred stock redemption charges	-	(7,159)	-		(18,528)
Preferred dividends	(6,354)	(9,448)	(25,416)		(52,089)
Net income available to the Company's common shareholders	$194,880	$92,812	$975,417		$339,988

Per common share:
Net income available to the Company: (2)
Basic	$0.46	$0.22	$2.26		$0.80
Diluted	$0.45	$0.22	$2.25	(1)	$0.80	(1)
Weighted average shares:
Basic	430,103	422,467	429,950		420,370
Diluted	431,708	423,857	431,633		421,799
(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $42 and $0 for the three months ended December 31, 2020 and 2019, respectively. Adjusted for distributions on convertible units of $161 and $30 for the year ended December 31, 2020 and 2019, respectively.

(2)

Adjusted for earnings attributable from participating securities of ($1,244) and ($661) for the three months ended December 31, 2020 and 2019, respectively. Adjusted for earnings attributable from participating securities of ($6,347) and ($2,599) for the year ended December 31, 2020 and 2019, respectively. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2,160 for the three months and year ended December 31, 2020, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income available to the Company's common shareholders	$194,880	$92,812	$975,417	$339,988
Gain on sale of properties/change in control of interests	(787)	(31,836)	(6,484)	(79,218)
Gain on sale of joint venture properties	(30)	(892)	(48)	(16,066)
Depreciation and amortization - real estate related	73,578	67,864	285,596	276,097
Depr. and amort. - real estate jvs	9,658	10,910	40,331	40,954
Impairment charges (including real estate jvs)	4,043	11,504	8,397	55,945
Gain on sale of cost method investment	-	-	(190,832)	-
Profit participation from other real estate investments, net	2,210	1,288	(13,665)	(7,300)
(Gain)/loss on marketable securities, net	(150,108)	546	(594,753)	(829)
(Benefit)/provision for income taxes (1)	(74)	-	1,426	-
Noncontrolling interests (1)	(337)	(303)	(1,710)	(1,193)
Funds available to the Company's common shareholders	$133,033	$151,893	$503,675	$608,378

Weighted average shares outstanding for FFO calculations:
Basic	430,103	422,467	429,950	420,370
Units	666	777	639	826
Dilutive effect of equity awards	1,364	1,336	1,475	1,365
Diluted (2)	432,133	424,580	432,064	422,561

FFO per common share - basic	$0.31	$0.36	$1.17	$1.45
FFO per common share - diluted (2)	$0.31	$0.36	$1.17	$1.44
(1)	Related to gains, impairments and depreciation on properties, where applicable.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $92 and $199 for the three months ended December 31, 2020 and 2019, respectively. Funds from operations would be increased by $309 and $868 for the year ended December 31, 2020 and 2019, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income available to the Company's common shareholders	$194,880	$92,812	$975,417	$339,988
Adjustments:
Management and other fee income	(3,125)	(4,321)	(13,005)	(16,550)
General and administrative	20,901	24,646	93,217	96,942
Impairment charges	3,115	7,508	6,624	48,743
Depreciation and amortization	74,295	68,439	288,955	277,879
Gain on sale of properties/change in control of interests	(787)	(31,836)	(6,484)	(79,218)
Interest and other expense, net	42,162	42,284	190,323	166,410
(Gain)/loss on marketable securities, net	(150,108)	546	(594,753)	(829)
Gain on sale of cost method investment	-	-	(190,832)	-
Provision/(benefit) for income taxes, net	496	263	978	(3,317)
Equity in income of other real estate investments, net	(1,733)	(3,318)	(28,628)	(26,076)
Net income attributable to noncontrolling interests	565	624	2,044	2,956
Preferred stock redemption charges	-	7,159	-	18,528
Preferred dividends	6,354	9,448	25,416	52,089
Non same property net operating income	(10,929)	(19,778)	(33,328)	(85,087)
Non-operational expense from joint ventures, net	16,237	20,463	68,510	59,992
Same Property NOI	$192,323	$214,939	$784,454	$852,450
Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual	Projected Range
	2020	Full Year 2021
		Low	High

Diluted net income available to company's common shareholder per common share (1)	$2.25	$0.46	$0.52

Depreciation and amortization - real estate related	0.66	0.64	0.68

Depreciation and amortization - real estate joint ventures	0.10	0.08	0.10

Gain on sale of properties	(0.01)	-	(0.03)

Gain on sale of joint venture properties	-	-	(0.01)

Impairments charges (including real estate jvs)	0.02	-	-

Gain on sale of cost method investment	(0.44)	-	-

Profit participation from other real estate investments, net	(0.03)	-	(0.02)

Gain on marketable securities	(1.38)	-	-

FFO per diluted common share	$1.17	$1.18	$1.24
(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0.2M for the year ended December 31, 2020. Adjusted for earnings attributable from participating securities of ($6.3M) for the year ended December 31, 2020. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2.2M for the year ended December 31, 2020.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com